Exhibit 10.3

Sonus Networks, Inc.

7 Technology Park Drive, Westford, MA 01886

July 7, 2009

Mr. Kumar K. Vishwanathan

Dear Kumar:

I am pleased to provide you in this letter (the “Agreement”) with the terms and conditions of our offer of employment to you by Sonus Networks, Inc. (the “Company”).

1.             Position.  The Company agrees to employ you as Vice President and Chief Architect, reporting to Guru Pai.  As the Company’s organization evolves, in addition to performing duties and responsibilities associated with the position of Vice President and Chief Architect you may be assigned other management duties and responsibilities as the Company may determine.

As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company.

2.             Commencement Date/Nature of Relationship.  Your employment shall commence no later than August 3, 2009 (the “Commencement Date”).  No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time.  Employment at Sonus Networks, Inc. is considered “at will” and either you or the Company may terminate the employment relationship at any time and for any reason or no reason.

3.             Base Compensation.  Your initial base salary (“Base Salary”) will be at the annualized rate of $195,000.00, less applicable state and federal withholdings, paid twice monthly in accordance with the Company’s normal payroll practices.

4.             Target Bonus.  You will be eligible to participate in the Sonus MBO Bonus Program during each year you are employed by the Company with a target bonus of 50% of your then-current annual base salary (“Target Bonus”).  For 2009, your Target Bonus will be pro-rated.  Specific objectives for your Target Bonus for 2009 will be agreed upon with Guru Pai within the first sixty (60) days of your employment for 2009. Your annual target bonus shall be paid as soon as practicable following the Company’s public disclosure of its financial results for the applicable bonus year.

5.             Stock Option Grants.  You will be granted non-qualified options to purchase 150,000 shares of common stock under the Company’s 2007 Stock Plan, subject to the terms of the Plan and the terms of the Company’s stock option agreement which shall reflect the terms of this Agreement.  The grant date will be on the earliest 15th day of a month that next follows your Commencement Date or the first business day thereafter if that day is not a business day.  The per share exercise price will be the per share closing price of the Company’s common stock on the grant date (“2009 Option Exercise Price”).  Subject to the provisions of this Agreement, the options shall vest and become exercisable as follows: (A) 25% of the shares (37,500 shares) shall vest on the first anniversary of the Commencement Date and, (B) the remaining 75% of the shares (112,500 shares) shall vest in equal monthly increments thereafter through the fourth anniversary of the Commencement Date.

6.             Restricted Stock Grant.  You will be granted Restricted Shares of the Company’s common stock, $0.001 par value per share (“Restricted Shares”) as follows:

(a)                                  You will be granted 75,000 shares of the Company’s common stock under the Company’s 2007 Stock Plan, subject to the terms of the Plan and the Company’s restricted stock agreement, which shall reflect the terms of this Agreement.  The grant date will be on the earliest 15th day of a month that next follows your Commencement Date or the first business day thereafter if that day is not a business day.  The Restricted Shares shall vest as follows: (A) 25% of the Restricted Shares (18,750 Restricted Shares) shall vest on the first anniversary of the Commencement Date and, (B) 75% of the Restricted Shares (56,250 Restricted Shares) shall vest in six equal increments semi-annually thereafter through the fourth anniversary of the Commencement Date;

(b)                                 You may elect under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed at the time the Restricted Shares are acquired on the Grant Date (“Section 83(b) Election”).  A Section 83(b) Election, if made, must be filed with the Internal Revenue Service within thirty (30) days of the Grant Date.  You are obligated to pay to the Company the amount of any federal, state, local or other taxes of any kind required by law to be withheld with respect to the granting (if a Section 83(b) Election is made) or vesting (if a Section 83(b) Election is not made) of the shares.  If you do not make a Section 83(b) Election, you shall satisfy such tax withholding obligations by delivery to the Company, on each date on which shares vest, such number of shares that vest on such date as have a fair market value (calculated using the last reported sale price of the common stock of the Company on the NASDAQ Global Select Market on the trading date immediately prior to such vesting date) equal to the amount of the Company’s withholding obligation; provided, however, that the total tax withholding cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).  Such delivery of shares to the Company shall be deemed to happen automatically, without any action required on your part, and the Company is hereby authorized to take such actions as are necessary to effect such delivery of shares to the Company.

7.             Performance Stock Grant. Performance Stock Grant. In addition to the grant of Restricted Shares described in paragraph 6 above, you will be eligible to receive 75,000 shares of the Company’s common stock (also in the form of “Restricted Shares”) under the Company’s 2007 Stock Plan, subject to the terms of the Plan and the Company’s restricted stock agreement, which shall reflect the terms of this Agreement.  Your grant of additional Restricted Shares under this paragraph shall be conditioned upon your achieving and/or the Company achieving (as determined by the CEO and Senior Vice President & General Manager) during your employment certain performance metrics for each of the three fiscal years ended December 31, 2009, 2010 and 2011.  You shall be eligible to be granted 1/3 of such performance-based Restricted Shares after the conclusion of each such fiscal year (that is, up to 25,000 per year).  Any such additional grants will be made on the 15th day of the month after the month during which the Company publicly reports its financial results for such year.

8.             Employment Eligibility.  In compliance with the Immigration Reform and Control Act of 1986, you are required to establish your identity and employment eligibility.  Therefore, on your first day of employment you will be required to fill out an Employment Verification Form and present documents in accordance with this form.

9.                                       Benefits.  You will be entitled as an employee of the Company to receive such benefits as are generally provided its employees in accordance with Company policy as in effect from time to time.  Company benefits include group health, life and dental insurance, and liberal holidays, vacation and 401K programs.  All employees begin accruing three (3) weeks of vacation upon date of hire in accordance with Company policy.  The Company is committed to providing a healthy work environment for every employee.  Therefore, we provide a smoke free environment and require all employees to comply.  The Company retains the right to change, add or cease any particular benefit.

10.                                 Confidentiality.  The Company considers the protection of its confidential information, proprietary materials and goodwill to be very important.  Therefore, as a condition of your employment and the stock option and restricted stock grants described above, you and the Company will become parties to a Noncompetition and Confidentiality Agreement.  Two copies of this agreement are sent with this offer letter.  Both copies must be signed and returned to the Company prior to the Commencement Date.

11.                                 Termination and Eligibility for Severance.  If your employment with the Company is terminated by the Company without Cause (as defined below) or you terminate your employment with the Company for Good Reason (as defined below), the Company will provide you the following severance and related post-termination benefits:

(a)                                  a lump sum payment equal to the sum of six-months of your then annual base salary and 50% of your then target annual bonus, less applicable state and federal withholdings;

(b)                                 continuation of payment of the Company’s share of medical, dental and vision insurance premiums for you and your dependents for the six (6) month period following the termination of your employment; provided, that if immediately prior to the termination of your employment you were required to contribute towards the cost of such premiums as a condition of receiving such insurance, you may be required to continue contributing towards the cost of such premiums under the same terms and conditions as applied to you and your dependents immediately prior to the termination of your employment in order to receive such continued insurance coverage;

(c)                                  any allowable unreimbursed expenses and any accrued but unused vacation pay owing to you at the time of termination;

(d)                                 any stock options granted to you by the Company to purchase the Company’s common stock that are unvested as of the termination date and would vest during the six (6) months following your termination will accelerate and immediately vest and become exercisable upon termination, and your stock options that are or become vested will remain outstanding and exercisable for the shorter of three (3) years following your termination date or the original remaining life of the options; and

(e)                                  any Restricted Shares granted to you by the Company that are unvested as of the termination date will accelerate and immediately vest upon termination, and any and all restrictions on such Restricted Shares shall be terminated and any and all legends shall be removed so that the shares be and are freely marketable.

The Company’s provision of the benefits described in Section 11(a), (b), (d) and (e) above shall be contingent upon your execution of a release of all claims of any kind or nature in favor of the Company in a form to be provided by the Company (the “Release Agreement”), which Release Agreement must be delivered to the Company within fifty-two (52) days following the termination of your employment.  The lump sum payment described in Section 11(a) above shall be made on the sixtieth (60) day following the termination of your employment, after the Company’s receipt of the executed Release Agreement and the expiration of any revocation period described in the Release Agreement.  The Company shall have no further obligation to you in the event your employment with the Company terminates at any time, other than those obligations specifically set forth in this Section 11.

The Company may terminate your employment at any time with or without Cause by written notice to you specifying the date of termination.  You may terminate your employment with or without Good Reason by providing written notice to the Company at least thirty (30) days prior to the date of termination.  If you seek to terminate your employment for Good Reason, the Company shall have ten (10) business days following its receipt of written notice of termination to cure the circumstance giving rise to Good Reason.  Upon a termination for Cause by the Company or upon a termination without Good Reason, you will be entitled to accrued but unpaid Base Salary and benefits through the date of termination only.

12.                                 Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(a)                                  “Change in Control” as used in this Agreement shall have the meaning set forth on Annex A attached hereto.

(b)                                 “Good Reason” as used in this Agreement means the occurrence of any of the following without your consent: (A) a reduction in your annual Base Salary set forth above; (B) the assignment to you of a lower position in the organization in terms of your title, responsibility, authority or status unless agreed to in writing by you, or (C) the relocation of the Company to a location that is more than fifty (50) miles from the Company’s current headquarters location in Westford, MA.

(c)                                  “Cause” as used in this Agreement means the occurrence of any of the following: (i) your indictment for, formal admission to (including a plea of guilty or nolo contendere to), or conviction of a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company, (ii) gross negligence or willful misconduct by you in the performance of your duties that is likely to have an adverse affect on the Company or its reputation; (iii) your commission of an act of fraud or dishonesty in the performance of your duties; (iv) repeated failure by you to perform your duties which are reasonably and in good faith requested in writing by the Chief Executive Officer of the Company or the Board of Directors of the Company; (v) material breach of this Agreement by you, which you do not cure within ten (10) days following receipt by you of such written notice notifying you of such breach, or material breach by you of any confidentiality agreement with the Company.

13.           Tax Implications of Termination Payments.  Subject to this Section 13, any payments or benefits required to be provided under Section 11 shall be provided only after the date of your “separation from service” with the Company as defined under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under Section 11:

(a)                                  It is intended that each installment of the payments and benefits provided under Section 11 shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)                                 If, as of the date of your “separation from service” with the Company, you are not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 11; and

(c)                                  If, as of the date of your “separation from service” with the Company, you are a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then:

(i)                                     Each installment of the payments and benefits due under Section 11 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined for the purposes of Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(ii)                                  Each installment of the payments and benefits due under Section 11 that is not paid within the short-term deferral period or otherwise cannot be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) and that would, absent this subsection, be paid within the six-month period following your “separation from service” with the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, upon your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which your separation from service occurs.

14.                                 Section 409A of the Code.  This Agreement is intended to comply with the provisions of Section 409A and this Agreement shall, to the extent practicable, be construed in accordance therewith.  Terms used in this Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A.  Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Company, the Board of Directors nor its or their designees or agents shall be liable to you or any other person for any actions, decisions or determinations made in good faith.

15.                                 Other Agreements.  You represent and warrant to the Company that you are not bound by any agreement with a previous employer or other party which you would in any way violate by accepting employment with the Company or performing your duties as an employee of the Company.  You further represent and warrant that, in the performance of your duties with the Company, you will not utilize or disclose any confidential information in breach of an agreement with a previous employer or any other party.

16.           Assignment.  This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other, assign or otherwise transfer this Agreement or its obligations, duties and rights under this Agreement; provided, however, that in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all of the promises, covenants, duties and obligations of the Company hereunder.

17.           General.

(a)                               Entire Agreement; Modification.  This Agreement along with the other agreements and Plans referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein (or in the other documents referenced herein).  This Agreement, along with the other agreements and Plans referenced herein, supersede any and all prior agreements, written or oral, between you and the Company.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

(b)                               Severable Provisions.  The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable.  Notwithstanding the foregoing, if there are any conflicts between the terms of this Agreement and the terms of any Plan document referred to in this Agreement, then the terms of this Agreement shall govern and control.  Except as modified hereby, this Agreement shall remain unmodified and in full force and effect.

(c)                                Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws provisions hereof.

(d)                               Arbitration.

(i)                                     Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement will be finally settled by binding arbitration in the commonwealth of Massachusetts, under the jurisdiction of the American Arbitration Association or other mutually agreeable alternative arbitration dispute resolution service, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association or other selected service, modified only as herein expressly provided.  The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

(ii)                                  The decision of the arbitrator on the points in dispute will be final, non-  appealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

(iii)                               The fees and expenses of the arbitrator will be shared equally by the parties, and each party will bear the fees and expenses of its own attorney.

(iv)                              The parties agree that this Section 13(d) has been included to resolve any disputes between them with respect to this Agreement, and that this Section 13(d)    will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or actions seeking an injunction or temporary restraining order.  In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive, to the maximum extent allowed by law, any and all right to a trial by jury in or with respect to such litigation.

(v)                                 The parties will keep confidential, and will not disclose to any person, except as may be required by law or the rules and regulations of the Securities and Exchange Commission or other government agencies, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

(e)                                Notices.  All notices shall be in writing and shall be delivered personally (including by courier), sent by facsimile transmission (with appropriate documented receipt thereof), by overnight receipted courier service (such as UPS or FedEx) or sent by certified, registered or express mail, postage prepaid, to the Company at the following address:  General Counsel, Sonus Networks, Inc., 7 Technology Park Drive, Westford, MA 01886, and to you at the following address:                             .  Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if by certified, registered or express mail, postage prepaid mailed, forty-eight (48) hours after the date of deposit in the mail.  Any party may, by notice given in accordance with this paragraph to the other party, designate another address or person for receipt of notices hereunder.

(f)                                   Counterparts.  This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

You may accept this offer of employment and the terms and conditions thereof by confirming your acceptance in writing by July 10, 2009.  Please send your signed letter to the company, or via e-mail to kharris@sonusnet.com which execution will evidence your agreement with the terms and conditions set forth herein and therein.  We are enthusiastic about your joining us, and believe that our technical and business goals will provide every opportunity for you to achieve your personal and professional objectives.

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I am looking forward to your joining the team to help us take Sonus to the next level.

Very truly yours,

/s/ Kathleen Harris
Kathleen Harris
Vice President of Human Resources

Accepted by:

/s/ Kumar Vishwanathan	7/6/09
Kumar Vishwanathan	Date

Annex A

A “Change in Control” as used in this Agreement of which this Annex is a part shall mean the first to occur of any of the following:

(a)           any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or its Affiliates), is or becomes the “beneficial owner” (as defined in Rule 1 3d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or you) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(b)           in the event that the individuals who as of the date hereof constitute the Board of Directors, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Board then still in office who either were members of the Board as of the date hereof or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

(c)           the consummation of a merger or consolidation of the Company with or the sale of the Company to any other entity and, in connection with such merger, consolidation or sale; individuals who constitute the Board immediately prior to the time any agreement to effect such merger or consolidation is entered into fail for any reason to constitute at least a majority of the board of directors of the surviving or acquiring corporation following the consummation of such merger, consolidation or sale;

(d)           the stockholders of the Company approve a plan of complete liquidation of the Company; or

(e)           the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets to an entity not controlled by the Company.